UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: August 21, 2008

(Date of Earliest Event Reported)

Dakota Growers Pasta Company, Inc.

(Exact name of registrant as specified in its charter)

North Dakota	000-50111	45-0423511
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of Incorporation)

One Pasta Avenue

Carrington, North Dakota 58421

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (701) 652-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

As reported on Form 8-K on January 22, 2008, Dakota Growers Pasta Company, Inc. (the “Company”) reached an agreement on January 16, 2008 with the Teamsters Local No. 120, affiliated with the International Brotherhood of Teamsters, on a three-year contract covering the period from December 1, 2007 through December 1, 2010.  The contract allows the Company to withdraw employees from the Central States Southeast and Southwest Areas Pension Fund (the “Fund”), a multi-employer pension plan.  In conjunction with the Company’s withdrawal and based on information provided by the Fund, it was estimated at the time of the agreement that the withdrawal liability would be approximately $850,000 with an additional $110,000 estimated payment into the Company’s 401(k) plan for non-vested employee amounts in the Fund.  The Company recorded a $1.0 million pre-tax charge, or $0.6 million after-tax, in its fiscal quarter ending January 31, 2008 to reflect these estimated costs associated with the withdrawal from the Fund.  Based on final information received from the Fund, the actual withdrawal liability is $1,573,000.  The Company intends to record an additional $723,000 pre-tax charge, or approximately $447,000 after-tax, in its fiscal quarter ending July 31, 2008 to reflect the additional costs associated with the withdrawal from the Fund.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This report contains forward-looking statements based on assumptions by the management of Dakota Growers Pasta Company, Inc. as of the date of this report, including assumptions about risks and uncertainties faced by Dakota Growers Pasta Company, Inc.  The words “believe,” “expect,” “anticipate,” “intend,” “will” and similar verbs or expressions are intended to identify such forward-looking statements.  If management’s assumptions prove incorrect or should unanticipated circumstances arise, Dakota Growers Pasta Company, Inc.’s actual results could differ materially from those anticipated. Such differences could be caused by a number of factors or combination of factors, including factors which are beyond the control of the Company.   Readers are strongly urged to consider such factors when evaluating any forward-looking statement and not to put undue reliance on any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA GROWERS PASTA COMPANY, INC.

	By	/s/ Edward O. Irion
Edward O. Irion
Chief Financial Officer

August 27, 2008